Exhibit 99.1

For Immediate Release

Michael A. Mancusi Named Director of Xenith Bankshares and Xenith Bank

Richmond, Va., February 3, 2012 – Xenith Bankshares, Inc. (NASDAQ: XBKS) announced that on February 2, 2012, its Board of Directors elected Michael A. Mancusi to serve as a Director of Xenith Bankshares and Xenith Bank. Mr. Mancusi is a Managing Director in the Financial Services practice of FTI Consulting, a global business advisory firm with offices in Washington, D.C., that provides consulting solutions to a wide range of industries, including banking and financial services companies.

Mr. Mancusi will also serve on the Asset and Liability Committee and the Credit Policy Committee of the Board of Directors of both Xenith Bankshares and Xenith Bank.

Mr. Mancusi has consulted with leading financial institutions, both domestically and internationally, for more than 25 years. In 1986, Mr. Mancusi co-founded The Secura Group where he served as Managing Director and Chief Executive Officer from 1993 to 2007, when the firm was acquired by LECG, LLC, which later sold the firm to FTI Consulting in March 2011. Mr. Mancusi consulted on a wide variety of issues, including risk management, the credit management process, regulatory compliance, and management and organizational issues.

Prior to co-founding Secura, Mr. Mancusi spent 18 years with the Office of the Comptroller of the Currency (OCC) as an examiner and senior policy maker. He was a member of the Comptroller’s policy group, the OCC’s Senior Management Committee.

Malcolm McDonald, Chairman of Board of Xenith Bankshares said, “We are delighted to have a seasoned banking professional of Mike’s background and capabilities join the Xenith Bankshares and Bank Boards. Mike’s extensive experience as a leading industry consultant and experienced bank regulator will bring added depth and will enable him to make immediate and significant contributions to the Boards.”

Xenith Bankshares, Inc. is the holding company for Xenith Bank. Xenith Bank is a full-service, locally-managed commercial bank, specifically targeting the banking needs of middle market and small businesses, local real estate developers and investors, private banking clients, and select retail banking clients. As of September 30, 2011, the company had total assets of $470.0 million and total deposits of $362.3 million. Xenith Bank’s target markets include Metropolitan Washington, D.C., Greater Richmond, and Hampton Roads. The company is headquartered in Richmond, Virginia and currently has six branch locations in Tysons Corner, Richmond and Suffolk, Virginia. Xenith Bankshares common stock trades on The NASDAQ Capital Market under the symbol “XBKS.”

For more information about Xenith Bankshares and Xenith Bank, visit our website: https://www.xenithbank.com/.

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Contact:

Thomas W. Osgood

Executive Vice President, Chief Financial Officer, Chief Administrative Officer, and Treasurer

(804) 433-2209

tosgood@xenithbank.com